Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

UEG-Green Solutions/Alberta, Inc.
Toronto, Canada

We hereby consent to the use in the Prospectus constituting a part of this S-1 Registration Statement of our report dated July 29, 2011, relating to the financial statements of UEG-Green Energy Solutions/Alberta, Inc., which are contained in that Prospectus.  Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

Tulsa, Oklahoma
August 9, 2011

HOOD SUTTON ROBINSON & FREEMAN CPAs, P.C.

2727 East 21st Street, Suite 600    Tulsa, Oklahoma  74114   918-747-7000  Fax 918-743-7525   www.telcpa.com
1821 SE Washington Boulevard    Bartlesville, Oklahoma  74006   918-336-7600  Fax 918-3337600